Exhibit 99.2

Dawn Limited Partnership

Financial Statements

Dawn Limited Partnership

Report of Independent Auditors

to the members of Dawn Limited Partnership

We have audited the accompanying consolidated balance sheets of Dawn Limited Partnership and its subsidiaries (‘the Partnership’) as of 31 December 2011 and 2010, and the related group profit and loss accounts, group statement of recognised profits and losses, note of historical cost profits and losses and group statements of cash flows for each of the three years in the period ended 31 December 2011.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dawn Limited Partnership and its subsidiaries at 31 December 2011 and 31 December 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended 31 December 2011 in conformity with accounting principles generally accepted in the United Kingdom, which differ in certain respects from those generally accepted in the United States (see note 20 of notes to the financial statements).

London, England	/s/ Ernst & Young LLP

December 6, 2012

Dawn Limited Partnership

Group profit and loss account

for the 3 years ended 31 December 2011, 2010 and 2009

	Notes	2011	2010	2009
		£000	£000	£000
Group turnover		80,540	72,678	52,353
Administrative expenses		(67,995)	(62,838)	(49,978)
(Net revaluation loss)/reversal of prior year revaluation loss	7	(32,358)	6,942	(50,432)
Impairment of goodwill	6	—	(9,258)	—
Operating (loss)/profit	2	(19,813)	7,524	(48,057)
Interest receivable and similar income	3	17	20	28
Interest payable and similar charges	4	(28,159)	(28,217)	(21,390)
Loss on ordinary activities before taxation		(47,955)	(20,673)	(69,419)
Tax	5	(1,267)	(824)	(1,132)
Loss for the financial year	12	(49,222)	(21,497)	(70,551)

All amounts relate to continuing activities.

Group statement of total recognised gains and losses

for the 3 years ended 31 December 2011, 2010 and 2009

	Notes	2011	2010	2009
		£000	£000	£000
Loss for the financial year	12	(49,222)	(21,497)	(70,551)
Net (loss)/gain on revaluation of fixed assets	7	(2,618)	14,656	6,245

Total recognised gains and losses for the financial year		(51,840)	(6,841)	(64,306)

Dawn Limited Partnership

Note of historical cost profits and losses

for the 3 years ended 31 December 2011, 2010 and 2009

	Note	2011	2010	2009
		£000	£000	£000
Reported loss on ordinary activities before taxation		(47,955)	(20,673)	(69,419)
Difference between actual depreciation charged on revalued amount and historical cost depreciation charge		(2,418)	(2,357)	(671)

Historical cost loss on ordinary activities before taxation		(50,373)	(23,030)	(70,090)
Historical cost loss for the year retained after taxation		(51,640)	(23,854)	(71,222)

Dawn Limited Partnership

Group balance sheet

at 31 December 2011

	Notes	2011	2010
		£000	£000
Fixed assets
Intangible fixed assets: negative goodwill	6	(5,124)	(5,409)
Tangible fixed assets	7	432,340	478,600
		427,216	473,191
Current assets
Stocks	8	100	85
Debtors	9	3,848	4,906
Cash at bank and in hand	13(c)	16,782	11,631
		20,730	16,622
Creditors: amounts falling due within one year	10	(412,351)	(16,631)
Net current liabilities		(391,621)	(9)
Total assets less current liabilities		35,595	473,182
Creditors: amounts falling due after more than one year	11	(36,672)	(436,074)
Provisions for liabilities
Deferred tax liability	5(b)	(3,525)	(2,400)
Net (liabilities)/assets		(4,602)	34,708
Partners’ capital and reserves
Partners’ capital		(35,284)	1,408
Revaluation reserve		30,682	33,300
Total partners’ capital	12	(4,602)	34,708

Dawn Limited Partnership

Group statement of cash flows

for the 3 years ended 31 December 2011, 2010 and 2009

	Notes	2011	2010	2009
		£000	£000	£000
Net cash inflow from operating activities	13(a)	24,953	20,123	13,150
Returns on investments and servicing of finance
Interest received		17	20	28
Interest paid		(24,509)	(25,440)	(14,036)
Issue costs on new loans		—	(1,431)	(894)
Net cash outflow from returns on investments and servicing of finance		(24,492)	(26,851)	(14,902)
Capital expenditure
Payments to acquire tangible fixed assets		(636)	(438)	(220)
Acquisitions
Purchase of subsidiary undertakings	14	—	(62,877)	(126,029)
Net cash acquired with subsidiary undertakings	14	—	1,897	4,931
Deferred contingent consideration paid	10	(7,177)	(331)	(171)
Net cash outflow from acquisitions		(7,177)	(61,311)	(121,269)
Net cash outflow before financing		(7,352)	(68,477)	(123,241)
Financing
Partners’ capital introduced		12,530	34,251	15,141
New loans		—	37,500	103,814
Capital element of finance lease payments		(27)	—	—
Net cash inflow from financing		12,530	71,751	118,955
Increase/(decrease) in cash	13(c)	5,151	3,274	(4,286)

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

1.                  Accounting policies

Basis of preparation

The financial statements are prepared under the historical cost convention, modified to include the revaluation of tangible fixed assets, and in accordance with United Kingdom Accounting Standards.

The financial statements were approved by the Board of Directors of Dawn General Partner Limited and authorised for issue on 6 December 2012.

Going concern

The Group incurred a loss for the year ended 31 December 2011 of £49,222,000, which includes a downward revaluation of fixed assets of £32,358,000 and has net current liabilities of £391,621,000 as at 31 December 2011. As previously reported in the prior year financial statements, the Group was in breach of both its loan to value and interest coverage ratio covenants since November 2011 and September 2011 respectively, in respect of its loan with Bank of Scotland plc. At 31 December 2011 refinancing was under negotiation but because the Bank of Scotland plc had the right to accelerate repayment, the loan was presented as falling due within one year. In light of the reported financial position and financial performance of the Group, the directors have taken steps to satisfy themselves as to the viability of the Group such that preparation of these financial statements on the going concern basis remains appropriate.

The Group’s unrestricted cash balance as at 31 December 2011 was £13,939,000 (the difference of £2,843,000 to the reported cash in the Group balance sheet is restricted cash held in the resident deposit and debt service bank accounts) and as at 31 October 2012 was £7,608,000. Based upon current detailed forecasts to the end of December 2013, the cash position of the Group is expected to strengthen due to the debt extension and amendment of terms of the facility and related swaps with Bank of Scotland plc and repayment of the loan with Aeriance S.A., described in note 18, reducing the cash interest burden on the Group. In addition, improving operating performance, as a result of rising resident occupancy, care and accommodation fee increases and robust cost control, will further support the cash position of the Group. As such the directors have concluded that there are sufficient cash resources to meet the Group’s liabilities as they fall due.

The Group’s existing facility agreement with Bank of Scotland plc was amended on 16 October 2012 (“the Agreement”). The amendment to the Agreement extends the debt to December 2015 and has reset the existing debt covenants to an appropriate level for the current economic environment and the circumstances of the Group. The directors note that additional operational covenants have been imposed on the Group but based on their quantitative analysis over the period of the amended loan term, they are confident that the Group will meet all new covenants requirements.

The Group facility with Aeriance S.A. was fully repaid on 16 October 2012, by an intermediate parent undertaking, Sunrise Senior Living Investments Inc. As such, the removal of the interest obligations will support the positive trends in the forecasted cash flow, and reduce the burden of debt covenant compliance on the Group. It is possible that the related party creditor will be converted into equity as a result of the merger between Sunrise Senior Living Inc. and Health Care REIT in the first half of 2013. The Group cash flow forecasts assume that the intercompany loan remains in place and attracts interest at similar rates to those previously incurred so any capitalisation of the loan to equity will act to further strengthen the cash flow headroom.

As a result of the above, the directors continue to adopt the going concern basis of accounting in preparing the Group’s financial statements for the year ended 31 December 2011.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

1.                  Accounting policies (continued)

Group financial statements

The Group financial statements include the financial statements of the Partnership and all its wholly owned subsidiaries, drawn up to 31 December each year. The results of subsidiary undertakings are included in the Group profit and loss account from the date of acquisition or up to the date of disposal. All significant intercompany accounts and transactions are eliminated upon consolidation. For subsidiaries acquired in the year, the acquisition method of accounting has been adopted.

A subsidiary is an entity in which the Partnership controls the operating and financial policies, by holding directly or indirectly more than 50% of the equity shares, or by other means. Investments in subsidiary undertakings are eliminated on consolidation.

Goodwill

Goodwill arising on acquisition whereby the cost of acquisition exceeds the aggregate fair values of the identifiable assets and liabilities at the date of acquisition is capitalised on the balance sheet in accordance with FRS 10 (“Goodwill and Intangible Assets”). Conversely, if the aggregate fair values of the acquired entity’s assets and liabilities exceed the cost of acquisition then negative goodwill is recognised on the balance sheet. The fair values of net identifiable assets, liabilities and purchase consideration are determined in accordance with the guidance provided by FRS 7 (“Fair Value in Acquisition Accounting”).

Positive goodwill is amortised on a straight line basis over its expected useful economic life of 20 years. Goodwill is tested for impairment at the end of the first full year after acquisition or if events or circumstances indicate that the amortised carrying value of the goodwill may not be recoverable. Where material adjustments are made to estimates of the deferred contingent consideration of acquisitions by the Partnership, the carrying value of any goodwill that emerges will be amortised prospectively over its remaining useful economic life.

Negative goodwill is recognised whether through depreciation or sale in the profit and loss account on a straight line basis over the period in which the related non-monetary assets are recovered. The current basis is to recognise negative goodwill over a period of 20 years.

Tangible fixed assets

Tangible fixed assets are initially recorded at cost and include costs directly related to the acquisition of the facilities. Maintenance and repair costs are expensed as incurred.

Following initial recognition, tangible fixed assets are revalued each year using an independent valuation conducted by a member of the Royal Institution of Chartered Surveyors.

All categories of property and equipment are revalued simultaneously and apportioned between all categories in relation to brought forward amounts.

Revaluation gains are recognised in the profit and loss account only to the extent, after adjusting for subsequent depreciation, that they reverse a previously recognised revaluation loss in the profit loss account on the same asset, otherwise they are recognised in the statement of total recognised gains and losses.

Revaluation losses are recognised in the statement of total recognised gains and losses until the carrying amount of the asset is equal to its depreciated historic cost after which they are recognised in the profit and loss unless it can be demonstrated that the recoverable amount of the asset is greater than the revalued amount.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

1.                  Accounting policies (continued)

Depreciation

Depreciation is provided to write off the cost or valuation, less estimated residual values, of tangible fixed assets by equal instalments over their estimated useful economic lives as follows:

Freehold and long leasehold buildings	—	40 years (2.5% per annum)
Fixtures, fittings and equipment	—	5 years (20% per annum)
Motor vehicles	—	5 years (20% per annum)

A full year’s charge is incurred in the year of purchase irrespective of when the asset was acquired in the year.

No depreciation is provided on freehold or long leasehold land.

Impairment of tangible fixed assets and goodwill

Assets are reviewed for impairment whenever events or circumstances indicate that the asset’s recoverable amount may be below its carrying value. The Partnership measures recoverable amount by reference to its net realisable value or the asset’s value in use, which is the present value of expected future cash flows generated from that asset.

Stocks

Stocks are stated at the lower of cost and net realisable value. Cost includes all cost incurred in bringing consumables to their current location and condition.

Interest-bearing loans and borrowings

All interest bearing loans and borrowings are initially recorded at net proceeds.

Loans are presented net of issue costs which are expensed over the term of the loan at a constant rate on the carrying amount.

In the event that debt is repaid, related deferred finance costs of issue are written off and immediately recognised in the profit and loss account.

Interest rate swaps

The Group has entered into a swap arrangement to mitigate the risk of interest rate fluctuations. Interest rate swaps are not revalued to fair value or shown in the Group balance sheet at the year end since the provisions of Financial Reporting Standard 26 (“Financial Instrument: Recognition and Measurement”) have not been adopted. In the event that swaps are terminated early, but the hedged loan remains in place, the gain/loss is spread evenly over the maturity of the original instrument.

Interest expenses are recognised as the sum of amounts as they accrue on the variable rate loan balances stepped up to the current fixed swap rates payable each quarter. From time to time where interest has been paid in advance in return for a downward re-couponing of the fixed rate swap, the advanced interest paid has been recorded as a prepayment which is then expensed over the period which has benefited from lower fixed swap rates.

Corporation tax

The Partnership is not a taxable entity since all attributes of income and loss pass through pro rata to the partners on their respective income tax returns in accordance with the Partnership Agreement. However, the underlying operating and property companies are subject to UK and Jersey taxation.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

1.                  Accounting policies (continued)

Value added tax

Revenue, expenses and assets are recognised net of the amount of Value Added Tax except:

•                      where the value added tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the value added tax is recognised as part of the cost of acquisition of the asset or as part of the expense items as applicable; and

•                      debtors and creditors that are stated with the amount of value added tax included.

The net amount of value added tax recoverable from, or payable to, the taxation authority is included as part of debtors or creditors in the balance sheet.

Deferred taxation

Deferred taxation is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events have occurred at that date that will result in an obligation to pay more, or right to pay less or to receive more, tax, with the following exceptions:

•                      Provision is made for tax on gains arising from the revaluation (and similar fair value adjustments) of fixed assets, or gains on disposal of fixed assets that have been rolled over into replacement assets, only to the extent that, at the balance sheet date, there is a binding agreement to dispose of the assets concerned. However, no provision is made where, on the basis of all available evidence at the balance sheet date, it is more likely than not that the taxable gain will be rolled over into replacement assets and charged to tax only where the replacement assets are sold.

•                      Deferred tax assets are recognised only to the extent that the directors consider that it is more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Deferred tax is measured on an undiscounted basis at the tax rates that are expected to apply in the periods in which timing differences reverse, based on tax rates and laws enacted or substantively enacted at the balance sheet date.

Foreign currencies

Foreign currency transactions are translated into sterling at the rates ruling when they occur.

Foreign currency monetary assets and liabilities are retranslated at the rates ruling at the balance sheet date. Any differences are taken to the profit and loss account.

Leasing

Assets held under finance leases, which are leases where substantially all the risks and rewards of ownership of the asset have passed to the Group are capitalised in the balance sheet and are depreciated over the shorter of the lease term and the assets’ useful lives.  The capital elements of future obligations under leases are included as liabilities in the balance sheet.  The interest elements of the rental charges are charged in the profit and loss accounts over the periods of the leases and represent a constant proportion of the balance of capital repayments outstanding.

Rentals payable under operating leases are charged in the profit and loss account on a straight line basis over the lease term.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

1.                  Accounting policies (continued)

Revenue recognition

Revenue is recognised to the extent that the Group obtains the right to consideration in exchange for its performance.

Resident care and accommodation fees are recognised monthly as services are rendered with appropriate adjustments made to reflect residents who have both moved in and out during the month. The resident agreements are open ended with both parties having the right to terminate the agreement by giving thirty days notice.

Community fees represent payments made by residents in advance of joining a community to cover the costs of moving the resident in and completing their joining transition. Community fees are recognised 30 days after the resident moves in, since at this point the fee becomes non-refundable.

Administrative expenses

Administrative expenses include:

•                      community operating costs including labour, food, marketing and other direct costs associated with operating the communities;

•                      general and administrative expenses of the Group itself; and

•                      management fees paid to Sunrise Senior Living Limited for managing the communities.

Pensions

Certain of the subsidiary undertakings operate a defined contribution pension scheme. The assets of the scheme are held separately from those of the Group in an independently administered fund. Group contributions are charged to the profit and loss account in the period in which they become payable.

Estimates

The preparation of consolidated financial statements in conformity with UK GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates

Cash and Cash Equivalents

We consider cash and cash equivalents to include currency on hand, demand deposits, and all highly liquid investments with a maturity of three months or less at the date of purchase.

2.                  Operating (loss)/profit

This is stated after charging/(crediting):

	2011	2010	2009
	£000	£000	£000
Depreciation of owned fixed assets	11,851	11,956	12,562
Depreciation of assets held under finance leases	21	—	—
Operating leases — plant and machinery	103	95	75
— land and buildings	57	59	59
Recognition of negative goodwill	(285)	(285)	—

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

3.                  Interest receivable and similar income

	2011	2010	2009
	£000	£000	£000
Bank interest	17	19	28
Other interest	—	1	—
	17	20	28

4.                  Interest payable and similar charges

	2011	2010	2009
	£000	£000	£000
On bank loans	10,011	9,510	9,114
On interest rate swap arrangement	17,258	17,863	11,744
Amortisation of debt issue costs	890	844	532
	28,159	28,217	21,390

5.                  Tax

(a)                       Tax on loss on ordinary activities

The Partnership is not a taxable entity since all attributes of income and loss pass through pro rata to the partners on their respective income tax returns in accordance with the Limited Partnership Agreement.

However, the operating companies, and investment holding companies incorporated in the UK are subject to UK corporate tax. The property companies and investment holding companies incorporated in Jersey and not subject to UK corporate tax and the Jersey corporate tax rate is currently 0%. The Jersey incorporated property companies are subject to UK income tax under the non-resident landlord regime.

	2011	2010	2009
	£000	£000	£000
Partnership loss	(226)	(74)	(249)
Investment holding companies (losses)/profits	(601)	11,567	(322)
Operating and property companies losses	(47,128)	(32,166)	(68,848)
Consolidated net loss, before taxation	(47,955)	(20,673)	(69,419)

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

5.                  Tax (continued)

(a)                       Tax on loss on ordinary activities (continued)

		UK tax on the
	UK tax on the	Jersey	Total	Total
	UK entities	entities	UK tax	UK tax
	2011	2011	2011	2010
	£000	£000	£000	£000
Current tax:
Current tax for the year	—	137	137	8
Prior year adjustment	—	5	5	—
Total current tax charge (note 5 (b))	—	142	142	8
Deferred tax:
Origination and reversal of timing differences	—	949	949	925
Adjustments in respect of previous periods	—	176	176	(109)
Total deferred tax charge	—	1,125	1,125	816
Tax charge on loss on ordinary activities	—	1,267	1,267	824

At 31 December 2011, the applicable statutory tax rate for UK corporation tax is 26.5% (2010 — 28%) and the applicable statutory rate for basic rate UK income tax on the Jersey entities is 20% (2010 — 20%).

		UK tax on the
	UK tax on the	Jersey	Total	Total
	UK entities	entities	UK tax	UK tax
	2010	2010	2010	2009
	£000	£000	£000	£000
Current tax:
Current tax for the year	—	8	8	—
Total current tax charge	—	8	8	—
Deferred tax:
Origination and reversal of timing differences	—	925	925	965
Adjustments in respect of previous periods	—	(109)	(109)	167
Total deferred tax charge	—	816	816	1,132
Tax charge on loss on ordinary activities	—	824	824	1,132

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

5.                  Tax (continued)

(a)                       Tax on loss on ordinary activities (continued)

At 31 December 2010, the applicable statutory tax rate for UK corporation tax is 28% (2009 — 28%) and the applicable statutory rate for basic rate UK income tax on the Jersey entities is 20% (2009 — 20%).

		UK tax on the
	UK tax on the	Jersey	Total UK
	UK entities	entities	tax
	2009	2009	2009
	£000	£000	£000
Current tax:
Current tax for the year	—	—	—
Total current tax charge	—	—	—
Deferred tax:
Origination and reversal of timing differences	—	534	534
Entities acquired in the year	—	431	431
Adjustments in respect of previous periods	—	167	167
Tax charge/(credit) on loss on ordinary activities	—	1,132	1,132

At 31 December 2009, the applicable statutory tax rate for UK corporation tax is 28% (2008 — 28%) and the applicable statutory rate for basic rate UK income tax on the Jersey entities is 20% (2008 — 20%).

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

5.                  Tax (continued)

(a)                       Tax on loss on ordinary activities (continued)

The tax assessed for the year differs from the applicable standard rates of tax. The differences are explained below:

	Non-taxable entities	UK tax on the UK entities	UK tax on the Jersey entities	Total UK tax	Total UK tax
	2011	2011	2011	2011	2010
	£000	£000	£000	£000	£000
Tax rate	0%	26.5%	20%
Loss on ordinary activities before tax	(826)	(12,521)	(34,608)	(47,955)	(20,673)
Loss on ordinary activities at the standard rates of tax in the UK	—	(3,318)	(6,921)	(10,239)	(7,638)

Effects of:
Expenses not deductible for tax purposes	—	1,210	7,483	8,693	4,201
Income not taxable	—	(476)	(420)	(896)	(1)
Prior year adjustment	—	—	5	5	—
Utilisation of tax losses	—	(204)	(439)	(643)	(423)
Transfer pricing adjustment	—	31	(24)	7	5
Timing differences	—	—	(292)	(292)	(786)
Unutilised losses carried forward	—	2,757	750	3,507	4,650
Total current tax	—	—	142	142	8

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

5.                  Tax (continued)

(a)                       Tax on loss on ordinary activities (continued)

The 2010 year differences are detailed as follows;

	Non-taxable entities	UK tax on the UK entities	UK tax on the Jersey entities	Total UK tax	Total UK tax
	2010	2010	2010	2010	2009
	£000	£000	£000	£000	£000
Tax rate	0%	28%	20%	—	—
Profit/(loss) on ordinary activities before tax	11,493	(15,062)	(17,104)	(20,673)	(69,419)
Loss on ordinary activities at the standard rates of tax in the UK	—	(4,217)	(3,421)	(7,638)	(14,683)
Effects of:
Expenses not deductible for tax purposes	—	765	3,436	4,201	11,353
Net income not taxable	—	—	(1)	(1)	(2)
Utilisation of tax losses	—	(135)	(288)	(423)	(336)
Transfer pricing adjustment	—	17	(12)	5	7
Timing differences	—	—	(786)	(786)	(1,021)
Unutilised losses carried forward	—	3,570	1,080	4,650	4,682
Total current tax	—	—	8	8	—

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

5.                  Tax (continued)

(a)                       Tax on loss on ordinary activities (continued)

The 2009 year differences are detailed as follows;

	Non-taxable entities	UK tax on the UK entities	UK tax on the Jersey entities	Total UK tax
	2009	2009	2009	2009
	£000	£000	£000	£000

Tax rate	0%	28%	20%	—
Loss on ordinary activities before tax	(571)	(11,410)	(57,438)	(69,419)
Loss on ordinary activities at the standard rates of tax in the UK	—	(3,195)	(11,488)	(14,683)

Effect of:
Expenses not deductible for tax purposes	—	(548)	11,901	11,353
Income not taxable	—	—	(2)	(2)
Utilisation of tax losses	—	(80)	(256)	(336)
Transfer pricing adjustment	—	23	(16)	7
Timing differences	—	—	(1,021)	(1,021)
Unutilised losses carried forward	—	3,800	882	4,682
Total current tax charge	—	—	—	—

(b)                       Deferred tax

	2011	2010	2009
	£000	£000	£000

At 1 January	2,400	1,478	133
Acquired within subsidiary undertakings	—	106	213
Charged to profit and loss account	1,125	816	1,132
At 31 December	3,525	2,400	1,478

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

5.                  Tax (continued)

(b)                       Deferred tax (continued)

Elements of deferred taxation 2011 are as follows:

		UK tax on the
	UK tax on the	Jersey	Total	Total
	UK entities	entities	UK tax	UK tax
	2011	2011	2011	2010
	£000	£000	£000	£000

Depreciation in arrears of capital allowances	—	(7,300)	(7,300)	(6,816)
Tax losses	17,250	7,651	24,901	23,666
Total timing differences	17,250	351	17,601	16,850
Deferred tax liability:
At 1 January	—	(2,400)	(2,400)	(1,478)
Facilities acquired during the year	—	—	—	(106)
Prior period adjustment	—	(176)	(176)	109
Current year deferred tax movement	—	(949)	(949)	(925)
At 31 December	—	(3,525)	(3,525)	(2,400)

Unrecognised deferred tax asset:
At 1 January	16,031	3,218	19,249	14,399
Facilities acquired during the year	—	—	—	927
Prior period adjustment	(3)	4	1	151
Current year deferred tax movement	1,222	655	1,877	3,772
At 31 December	17,250	3,877	21,127	19,249

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

5.                  Tax (continued)

(b)                       Deferred tax (continued)

Elements of deferred taxation for 2010 are as follows:

		UK tax on the
	UK tax on the	Jersey	Total	Total
	UK entities	entities	UK tax	UK tax
	2010	2010	2010	2009
	£000	£000	£000	£000
Depreciation in arrears of Capital allowances	—	(6,816)	(6,816)	(5,528)
Tax losses	16,031	7,635	23,666	18,449

Total timing differences	16,031	819	16,850	12,921

Deferred tax liability:
At 1 January	—	(1,478)	(1,478)	(133)
Facilities acquired during the year	—	(106)	(106)	(213)
Prior period adjustment	—	109	109	(167)
Current year deferred tax movement	—	(925)	(925)	(965)

At 31 December	—	(2,400)	(2,400)	(1,478)

Unrecognised deferred tax asset:
At 1 January	12,248	2,151	14,399	6,856
Facilities acquired during the year	927	—	927	1,670
Prior period adjustment	14	137	151	1,480
Current year deferred tax movement	2,842	930	3,772	4,393

At 31 December	16,031	3,218	19,249	14,399

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

5.                  Tax (continued)

(b)                       Deferred tax (continued)

Elements of deferred taxation for 2009 are as follows:

		UK tax on the
	UK tax on the	Jersey	Total
	UK entities	entities	UK tax
	2009	2009	2009
	£000	£000	£000

Depreciation in arrears of capital allowances	—	(5,528)	(5,528)
Tax losses	12,248	6,201	18,449

Total timing differences	12,248	673	12,921

Deferred tax liability:
At 1 January	—	(133)	(133)
Facilities acquired during the year	—	(213)	(213)
Prior period adjustment	—	(167)	(167)
Current year deferred tax movement	—	(965)	(965)

At 31 December	—	(1,478)	(1,478)

Unrecognised deferred tax asset:
At 1 January	6,286	570	6,856
Facilities acquired during the year	1,670	—	1,670
Prior period adjustment	572	908	1,480
Current year deferred tax movement	3,720	673	4,393

At 31 December	12,248	2,151	14,399

The deferred tax asset has not been recognised because there is no assurance that adequate profits will be generated in the future to be able to utilise the losses and expenditures carried forward.

No deferred tax has been recognised on the revaluation of the fixed assets on the basis that there is no binding sale agreement for the assets in place at the year end and in addition, all assets are held by the Jersey entities where any capital gains will not be subject to UK tax as they are non UK tax resident and there will be no Jersey tax due on their disposal.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

5.                  Tax (continued)

(b)                       Deferred tax (continued)

The standard rate of corporation tax was reduced from 28% to 26% on 1 April 2011. On 5 July 2011, a reduction in the standard rate of corporation tax to 25%, effective from 1 April 2012, was enacted. Following the budget in March 2012, legislation was enacted on 29 March 2012 which reduced the standard rate of corporation tax to 24% from 1 April 2012 and will reduce the rate to 23% from 1 April 2013. A further reduction to 22% from 1 April 2014 has been announced but it has not been enacted.

The UK corporate tax rate change will not affect the deferred tax liabilities recognised in the Jersey property companies. The UK corporate tax rate change will have the effect of reducing the unrecognised deferred tax asset on the UK entities by approximately £690,000 for each 1% change as enacted.

6.                  Intangible fixed assets

	Positive goodwill	Negative goodwill
	£000	£000

Cost:
At 1 January 2011	9,258	(5,694)
Additions	—	—
At 31 December 2011	—	(5,694)
Amortisation and impairment:
At 1 January 2011	(9,258)	285
Credit for the year	—	285
At 31 December 2011	(9,258)	570
Net book value:	—
At 31 December 2011		(5,124)
At 1 January 2011	—	(5,409)

	Positive goodwill	Negative goodwill
	£000	£000

Cost:
At 1 January 2010	—	(5,694)
Additions	9,258	—
At 31 December 2010	9,258	(5,964)
Amortisation and impairment:
At 1 January 2010	—	—
Credit for the year	—	285
Impairment charge	(9,258)	—
At 31 December 2010	(9,258)	285
Net book value:
At 31 December 2010	—	(5,409)
At 1 January 2010	—	(5,694)

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

6.                  Intangible fixed assets (continued)

The intangible fixed assets represent goodwill relating to adjustments to the estimated value of the deferred contingent consideration related to the fifteen communities acquired between July 2007 and December 2009. After the first full financial year following acquisition, the fair value of identifiable assets and liabilities is fixed so changes to estimates of deferred contingent consideration are made to goodwill until the ultimate amount is known.

The intangible assets’ values are determined and created as at the balance sheet date. As such no amortisation/realisation is charged/credited in the year that it is created.

An impairment review of positive goodwill was conducted in the prior year in accordance with FRS 10, to ensure that the carrying value of the Group’s assets was not stated above the recoverable amount. The open market valuation performed by CBRE Limited was deemed to be the recoverable amount which was reflected in the carrying value of fixed assets at 31 December 2010. As a result, the positive goodwill was written down to nil at 31 December 2010. In the current year the recoverable amount of the previously impaired positive goodwill remained nil because again the carrying value of fixed assets at 31 December 2011 represented the recoverable amount of the Group’s income generating units.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

7.                  Tangible fixed assets

	Land and buildings	Fixtures, fittings and equipment	Motor vehicles	Total
	£000	£000	£000	£000

Valuation:
At 1 January 2011	460,207	17,233	1,160	478,600
Additions at cost	158	601	—	759
Revaluation	(45,051)	(1,848)	(120)	(47,019)
At 31 December 2011	415,314	15,986	1,040	432,340
Depreciation:
At 1 January 2011	—	—	—	—
Provided for the year	8,423	3,223	226	11,872
Depreciation written back on revaluation	(8,423)	(3,223)	(226)	(11,872)
At 31 December 2011	—	—	—	—
Net book value:
At 31 December 2011	415,314	15,986	1,040	432,340
At 1 January 2011	460,207	17,233	1,160	478,600

Valuation:
At 1 January 2010	394,339	14,327	1,014	409,680
Acquisition of subsidiaries	66,787	2,405	145	69,337
Additions at cost	100	338	—	438
Revaluation	(1,019)	163	1	(855)
At 31 December 2010	460,207	17,233	1,160	478,600
Depreciation:
At 1 January 2010	—	—	—	—
Provided for the year	8,487	3,249	220	11,956
Depreciation written back on revaluation	(8,487)	(3,249)	(220)	(11,956)
At 31 December 2010	—	—	—	—
Net book value:
At 31 December 2010	460,207	17,233	1,160	478,600
At 1January 2010	394,339	14,327	1,014	409,680

Valuation:
At 1 January 2009	344,801	8,099	438	353,338
Acquisition of subsidiaries	129,497	3,865	268	133,630
Additions at cost	32	188	—	220
Revaluation	(79,991)	2,175	308	(77,508)
At 31 December 2009	394,339	14,327	1,014	409,680
Depreciation:
At 1 January 2009	—	—	112	112
Provided for the year	8,877	3,544	141	12,562
Depreciation written back on revaluation	(8,877)	(3,544)	(253)	(12,674)
At 31 December 2009	—	—	—	—
Net book value:
At 31 December 2009	394,339	14,327	1,014	409,680
At 1 January 2009	344,801	8,099	326	353,226

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

7.                  Tangible fixed assets (continued)

In accordance with the Group’s accounting policy, the directors have included the tangible fixed assets at open market value based on the valuations provided by CBRE Limited (‘CBRE’), an independent valuer.

CBRE, provided an opinion of the market value as at 31 December 2011 and 31 December 2010 of the freehold/long leasehold interests in the individual communities subject to and with the benefit of the actual Operational Management Agreements with Sunrise Senior Living Limited.

Market value of each community was determined using a discounted cash flow method of valuation having regard to current trading and future potential and the property investment market and after deducting purchaser’s costs on the special assumption that the communities would be sold by a share sale reflecting the existing corporate ownership structure.

The valuations were in accordance with the requirements of the RICS Valuation Standards, seventh edition. The directors have used the market values of the individual communities as assessed by CBRE as the carrying value of the tangible fixed assets of the Group as at 31 December 2011 and 31 December 2010.

The community valuations include all associated fixtures and fittings and motor vehicles.

CBRE provided an opinion of the market value as at 31 December 2009 of the freehold/long leasehold interests in the individual communities subject to and with the benefit of the actual Operational Management Agreements with Sunrise Senior Living Limited.

Market value of each community was determined using a discounted cash flow method of valuation having regard to current trading and future potential and the property investment market and assume that the communities would be sold by a share sale reflecting the existing corporate ownership structure.

The valuations were in accordance with the requirements of the RICS Valuation Standards, 6th edition. The directors have used the market values of the individual communities as assessed by CBRE as the carrying value of the tangible fixed assets of the Group as at 31 December 2009.

The community valuations include all associated fixtures and fittings and motor vehicles.

The revaluation movement is analysed as follows:

	2011	2010	2009
	£000	£000	£000

Revaluation recognised in profit and loss account	(32,358)	6,942	(50,432)
Revaluation recognised in revaluation reserve	(2,618)	14,656	6,245
Movement in provisional deferred contingent consideration	(171)	(10,497)	(20,647)
Depreciation written back on revaluation	(11,872)	(11,956)	(12,674)
	(47,019)	(855)	(77,508)

7.                  Tangible fixed assets (continued)

The movements in the deferred contingent consideration during 2011 relates to the difference between the final deferred contingent consideration paid to the vendor for the Sonning and Beaconsfield communities and the amount estimated and accrued for in the 2010 financial statements. The final amount paid for

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

Sonning was £127,000 lower than estimated at acquisition date and the final amount paid for Beaconsfield was £43,000 lower than estimated at acquisition date.

The movements in the deferred contingent consideration during 2010 relates to changes in estimates of the provisional deferred contingent consideration related mainly to revised forecasts of the future performance for the Weybridge community, compared to the assessment made at acquisition date and accrued for in the 2009 financial statements. The final amount paid for Weybridge was £10,517,000 lower than estimated at acquisition date.

The movements in the deferred contingent consideration during 2009 relates to changes in estimates of the provisional deferred contingent consideration related mainly to revised forecasts of the future performance for the communities at Chorleywood, Solihull and Cardiff compared to the assessment made at acquisition date and accrued for in the 2008 financial statements. The final amount paid for Chorleywood was £7,558,000 lower than estimated at acquisition date, the final amount paid for Solihull was £4,396,000 lower than estimated at acquisition date and the final amount paid for Cardiff was £8,666,000 lower than estimated at acquisition date.

The net book value of land and buildings comprises:

	2011	2010
	£000	£000

Long leasehold	13,870	15,785
Freehold	401,444	444,422
	415,314	460,207

The historical cost less depreciation of tangible fixed assets included at valuation is as follows:

		Fixtures,
	Land and	fittings and	Motor
	buildings	equipment	vehicles	Total
	£000	£000	£000	£000

Net book value as at 31 December 2011	385,649	15,013	996	401,658

Net book value as at 31 December 2010	428,011	16,177	1,112	445,300

Net book value as at 1 January 2010	376,313	13,736	987	391,036

8.                  Stocks

	2011	2010
	£000	£000

Consumables	100	85

9.                  Debtors

	2011	2010
	£000	£000

Trade debtors	2,661	3,163
Other debtors	551	34
Prepayments	411	1,506
Accrued income	225	203
	3,848	4,906

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

10.           Creditors: amounts falling due within one year

	2011	2010
	£000	£000

Bank loan	400,347	—
Obligations under finance leases	41	—
Trade creditors	172	170
Amounts owed to related parties (note 17)	887	925
Taxation and social security	782	716
Deferred contingent consideration	—	7,348
Other creditors	444	796
Accruals and deferred income	9,678	6,676
	412,351	16,631

As explained in note 1, at the balance sheet date the bank loan facility with Bank of Scotland plc was in default of both the loan to value and interest coverage ratio covenants. Accordingly the loan facility originally repayable in July 2014 has been classified as falling due within one year.

The deferred contingent consideration falling due within one year is detailed below:

	2011	2010
	£000	£000

Sonning	—	3,115
Beaconsfield	—	4,233
	—	7,348

The deferred contingent consideration noted above relates to a provision recognised at 31 December 2010. The deferred contingent consideration payable is contingent on the operational performance of the communities and is triggered at the earlier of stabilisation and 36 months after community opening. The liability was settled in full on 15 August 2011. The final amount paid was £7,177,000.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

11.           Creditors: amounts falling due after more than one year

	2011	2010
	£000	£000

Bank loan due July 2014	—	399,754
Bank loan due February 2015	36,617	36,320
Obligations under finance leases	55	—
	36,672	436,074

The maturity of obligations of these amounts is as follows:

	2011	2010
	£000	£000

In less than one year	401,879	—
In more than two years but not more than five years	37,500	439,379
Less: issue costs	(2,415)	(3,305)
	436,964	436,074

Included in the loan balances above are capitalised banking and loan arrangement fees of £5,152,000 (2010: £5,152,000) with accumulated amortisation of £2,737,000 (2010: £1,847,000). These capitalised costs are amortised over the period from which they were paid to the end of the initial loan terms.

The loan has been drawn down in two tranches under a seven year facility with Bank of Scotland plc totalling £401,879, 000. The loan was initially repayable on 31 July 2014, and has been extended to 31 December 2015 under an amendment to the facility agreement.

The loan is secured against the entire assets of Dawn Holdco Limited group which is a direct subsidiary of the Partnership.

The rate of interest payable on the loans is LIBOR + 1.15%, amended to LIBOR + 1.5% effective from 1 January 2013, and an additional “mandatory cost rate” which is variable. During 2011 the mandatory cost rate was between 0.00652% and 0.00689%.

As at the year end the Group had entered into two swap arrangements under which the interest rates are fixed. The first £187,600,000 relating to the seed communities (the first six acquired by the Group in 2007) was initially fixed for the term of the loan at 5.99%. An additional amount relating to the pipeline communities (the remaining nine acquired by the Group between 2007 and 2009) was fixed at 5.89% commencing at the end of January 2009 and increasing from £50,000,000 in January 2009 to £150,000,000 in April 2010 for the remainder of the term of the loan.

Effective from 31 July 2012 the two swap arrangements were replaced by one hedging arrangement to fix £337,600,000 of the loan balance at 5.9456% to 30 December 2012 and 3.9025% from 31 December 2012 to the end of the loan term. The reduced fixed swap rate is offset by an increase in margin on the loan from 1.15% to 1.5% and a payment in kind interest which accrues at 2.25% on the outstanding loan balance per year and is payable on repayment of the loan principal.

To facilitate the purchase of the Sonning and Beaconsfield communities a loan was entered into with Aeriance Investments SA by Dawn Holdco II Limited group. This loan has been fully drawn down and totals £37,500,000. Subsequent to the year end the loan was repaid in full. The remaining capitalised loan arrangement fees were written off at the date of repayment.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

12.           Partners’ capital and reserves

At the balance sheet date the Partners of the Partnership are Morgan Stanley Real Estate Fund VI Special-A International Limited Partnership, MSREF VI Special B Commanditaire Vennootschap, Morgan Stanley Real Estate Fund VI International-T Limited Partnership, MSREF VI TE Commanditaire Vennootschap, Morgan Stanley Real Estate Investors VI International Limited Partnership (together “MSREF”), Sunrise Senior Living International Limited Partnership (“Sunrise International”) and Dawn General Partner Limited.

The general partner is responsible for the management and control of the business and affairs of the Partnership and has the right to transact business and sign documents in the Partnership’s name. The general partner must obtain approval of its Board of Directors for certain major actions as defined in the Shareholders’ Agreement.

The Partnership is arranged such that each partners’ capital account is increased by its proportionate share of net income or any additional capital contributions and is decreased by its proportionate share of net losses. Cash distributed from operations and cash distributed from capital transactions shall be distributed to the partners and the partnership interests in the order defined in the Partnership Agreement.

Activity in individual partners’ capital accounts during the year is noted below:

	MSREF	Sunrise International	Total
	£000	£000	£000

At 1 January 2009	50,410	5,603	56,013
Contributions during the year	13,627	1,514	15,141
Share of loss for the year	(63,496)	(7,055)	(70,551)
Gain arising on revaluation of fixed assets	5,620	625	6,245
At 31 December 2009	6,161	687	6,848

At 1 January 2010	6,161	687	6,848
Contributions during the year	31,485	3,216	34,701
Share of loss for the year	(19,389)	(2,108)	(21,497)
Gain arising on revaluation of fixed assets	13,219	1,437	14,656
At 31 December 2010	31,476	3,232	34,708

At 1 January 2011	31,476	3,232	34,708
Contributions during the year	11,302	1,228	12,530
Share of loss for the year	(44,398)	(4,824)	(49,222)
Loss arising on revaluation of fixed assets	(2,361)	(257)	(2,618)
At 31 December 2011	(3,981)	(621)	(4,602)

The surplus arising on revaluation of fixed assets included in partners’ capital above represents the net movement on the revaluation reserve across the communities on an individual basis.

Any surplus on valuation is credited to the revaluation reserve unless it represents the reversal of a previous charge to the Group profit and loss account.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

12.           Partners’ capital and reserves (continued)

Any deficit on valuation is debited to the revaluation reserve to the extent that a brought forward balance exists in respect of the individual community concerned, with any excess deficit being taken to the Group profit and loss account as appropriate.

Subsequent to the year end, MSREF transferred its interest in the Partnership to Sunrise International under a Purchase Agreement effective on 16 October 2012.

13.           Notes to the statement of cash flows

(a)       Reconciliation of operating (loss)/profit to net cash flow from operating activities

	2011	2010	2009
	£000	£000	£000

Operating (loss)/profit	(19,813)	7,524	(48,057)
Depreciation of tangible fixed assets	11,872	11,956	12,562
Recognition of negative goodwill	(285)	(285)	—
Revaluation loss/(reversal of loss)	32,358	(6,942)	50,432
Impairment of positive goodwill	—	9,258	—
Increase in stocks	(15)	(4)	(3)
Decrease/(increase) in debtors	106	(998)	(395)
Increase/(decrease) in creditors	730	(386)	(1,389)

Net cash inflow from operating activities	24,953	20,123	13,150

(b)       Reconciliation of net cash flow to movement in net debt

	2011	2010	2009
	£000	£000	£000

Increase in cash	5,151	3,274	(4,286)
Cash flow from new debt	—	(37,500)	(103,814)
Loan issue costs	—	1,431	894
Repayment of capital element of finance lease	27	—	—
Change in net debt resulting from cash flows	5,178	(32,795)	(107,206)
Amortisation of loan issue costs	(890)	(844)	(532)
New finance leases	(123)	—	—
Movement in net debt	4,165	(33,639)	(107,738)
Opening net debt	(424,443)	(390,804)	(283,066)
Closing net debt	(420,078)	(424,443)	(390,804)

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

13.           Notes to the statement of cash flows (continued)

(c)                        Analysis of debt

	At 1		Other	At 31
	January		non-cash	December
	2011	Cash flow	item	2011
	£000	£000	£000	£000

Cash at bank and in hand*	11,631	5,151	—	16,782
Debt due within one year	—	—	(400,347)	(400,347)
Debt due after one year	(436,074)	—	399,457	(36,617)
Finance leases	—	27	(123)	(96)

	(424,443)	5,178	(1,013)	(420,278)

* included within cash at bank and in hand is an amount of £2,843,000 (2010 — £346,000) (2009 — £241,000) which is restricted. The restricted cash balance is held in separate resident deposit and debt service bank accounts. The cash within these accounts cannot be used for the daily operations of the group.

	At			At
	1 January 2010	Cash flow	Other non- cash item	31 December 2010
	£000	£000	£000	£000

Cash at bank and in hand	8,357	3,274	—	11,631
Debt due after one year	(399,161)	(36,069)	(844)	(436,074)
	(390,804)	(32,795)	(844)	(424,443)

14.           Acquisitions

Year ended 31 December 2011:

The group made no acquisitions during 2011.

Year ended 31 December 2010:

The group acquired two communities during 2010 as detailed below:

Community	Acquisition date

Beaconsfield	1 February 2010
Sonning	1 February 2010

The actual companies acquired in the year are detailed in note 17.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

14.           Acquisitions (continued)

An analysis of the prior period operating results split between ongoing and those relating to the acquisition are as follows:

	Ongoing	Acquisitions	Total
	2010	2010	2010
	£000	£000	£000

Group turnover	63,328	9,350	72,678
Administrative expenses	(55,189)	(7,649)	(62,838)
Reversal of prior year revaluation loss/(revaluation loss)	8,533	(1,591)	6,942
Impairment of goodwill	(9,258)	—	(9,258)

Operating profit	7,414	110	7,524

The acquisition cost of tangible fixed assets has been adjusted to fair value. The fair value of the assets and liabilities acquired by the Group during the year is as follows:

	Book value	Fair value adjustment	Fair value
	£000	£000	£000

Fixed assets
Tangible	45,226	24,111	69,337
Current assets
Stock	7	—	7
Debtors	175	—	175
Cash	1,897	—	1,897
Total assets	47,305	24,111	71,416
Liabilities
Creditors	(1,191)	—	(1,191)
Total liabilities	(1,191)	—	(1,191)
Net assets	46,114	24,111	70,225
Satisfied by initial consideration			62,306
Direct acquisition costs			571
Satisfied by contingent consideration			7,348
Total consideration			70,225

In the year of acquisition provisional estimates of fair value are made on the basis that the consideration payable, which is considered the best indicator of fair value, varies based on future operational performance of the assets acquired. Provisional fair values are reassessed in the first full financial year following acquisition. Adjustments to the provisional fair value are made against the carrying amount of fixed assets. See note 7 for further details of reassessments of provisional fair values.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

14.           Acquisitions (continued)

A summary of the acquired communities’ profit and loss financial statements from the beginning of their respective financial years to the effective date of acquisitions with their results for the prior year is given below:

	Beaconsfield	Sonning
	£000	£000
Turnover	339	378
Operating profit	67	89
Loss on ordinary activities before taxation	145	132
Tax on loss on ordinary activities	—	—
Loss for one month ended 31 January 2010	145	132
Loss for the financial year ended 31 December 2009	1,189	1,470

The acquired communities’ financial years began on 1 January 2010. There were no recognised gains or losses prior to acquisition other than those detailed in the table above.

Beaconsfield:

	Book value	Fair value adjustments	Fair value
	£000	£000	£000
Fixed assets
Tangible	23,997	12,683	36,680
Current assets
Stock	5	—	5
Debtors	72	—	72
Cash	1,005	—	1,005
Total assets	25,079	12,683	37,762
Liabilities
Creditors	(626)	—	(626)
Total liabilities	(626)	—	(626)
Net assets	24,453	12,683	37,136
Satisfied by initial consideration			32,617
Direct acquisition costs			286
Satisfied by contingent consideration			4,233
Total consideration			37,136

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

14.           Acquisitions (continued)

Sonning:

	Book value	Fair value adjustments	Fair value
	£000	£000	£000

Fixed assets
Tangible	21,228	11,429	32,657
Current assets
Stock	2	—	2
Debtors	103	—	103
Cash	892	—	892
Total assets	22,225	11,429	33,654
Liabilities
Creditors	(565)	—	(565)
Total liabilities	(565)	—	(565)
Net assets	21,660	11,429	33,089
Satisfied by initial consideration			29,689
Direct acquisition costs			285
Satisfied by contingent consideration			3,115
Total consideration			33,089

Year ended 31 December 2009

The Group acquired four communities in 2009 during the year as detailed below:

Community	Acquisition date

Southbourne	2 January 2009
Eastbourne	31 March 2009
Weybridge	31 March 2009
Bramhall	13 November 2009

The actual companies acquired in the year are detailed in note 17 below.

An analysis of the 2009 operating results split between ongoing and those relating to the acquisition are as follows:

	Ongoing	Acquisitions	Total
	2009	2009	2009
	£000	£000	£000

Group turnover	35,670	16,683	52,353
Administrative expenses	(32,888)	(17,090)	(49,978)
Revaluation loss	(38,389)	(12,043)	(50,432)

Operating loss	(35,607)	(12,450)	(48,057)

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

14.           Acquisitions (continued)

The acquisition cost of tangible fixed assets has been adjusted to fair value. The fair value of the assets and liabilities acquired by the Group during the year is as follows:

The combined fair value of the assets and liabilities acquired by the Group during the year is as follows:

	Book value	Fair value adjustment	Fair value
	£000	£000	£000

Fixed assets
Tangible	89,792	43,838	133,630
Current assets
Stock	18	—	18
Debtors	703	—	703
Cash	4,931	—	4,931
Total assets	95,444	43,838	139,282
Liabilities
Creditors	(2,424)	—	(2,424)
Total liabilities	(2,424)	—	(2,424)
Net assets	93,020	43,838	136,858
Satisfied by initial consideration			124,993
Direct acquisition costs			1,036
Satisfied by contingent consideration			10,829
Total consideration			136,858

In the year of acquisition provisional estimates of fair value are made on the basis that the consideration payable, which is considered the best indicator of fair value, varies based on future operational performance of the assets acquired. Provisional fair values are reassessed in the first full financial year following acquisition. Adjustments to the provisional fair value are made against the carrying amount of fixed assets. See note 7 for further details of reassessments of provisional fair values.

A summary of the acquired communities’ profit and loss accounts from the beginning of their respective financial years to the effective date of acquisitions with their results for the prior year is given below:

	Southbourne	Eastbourne	Weybridge	Bramhall
	£000	£000	£000	£000

Turnover	—	1,131	1,548	3,253
Operating loss	—	(206)	(135)	(1,236)
Loss on ordinary activities before taxation	—	(371)	(455)	(1,140)
Tax on loss on ordinary activities	—	—	—	—
Loss for financial period	—	(371)	(455)	(1,140)
Loss for the financial year ended 31 December 2008	(2,556)	(2,181)	(1,589)	(1,366)

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

14.           Acquisitions (continued)

All of the acquired communities’ financial years began on 1 January 2009. Southbourne community was acquired at the beginning of the financial year and thus has no profit or loss to report for the financial year to the effective date of acquisition. There were no recognised gains or losses prior to acquisition other than those detailed in the table above.

Southbourne:	Book value	Fair value adjustments	Fair value
	£000	£000	£000

Fixed assets
Tangible	21,695	8,079	29,774
Current assets
Stock	4	—	4
Debtors	39	—	39
Cash	1,921	—	1,921
Total assets	23,659	8,079	31,738
Liabilities
Creditors	(668)	—	(668)
Total liabilities	(668)	—	(668)
Net assets	22,991	8,079	31,070
Satisfied by initial consideration			30,812
Direct acquisition costs			258
Total consideration			31,070

Eastbourne:	Book value	Fair value adjustments	Fair value
	£000	£000	£000

Fixed assets
Tangible	20,588	7,363	27,951
Current assets
Stock	6	—	6
Debtors	261	—	261
Cash	547	—	547
Total assets	21,402	7,363	28,765
Liabilities
Creditors	(602)	—	(602)
Total liabilities	(602)	—	(602)
Net assets	20,800	7,363	28,163
Satisfied by initial consideration			27,890
Direct acquisition costs			273
Total consideration			28,163

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

14.           Acquisitions (continued)

Weybridge:	Book value	Fair value adjustments	Fair value
	£000	£000	£000

Fixed assets
Tangible	24,647	19,482	44,129
Current assets
Stock	3	—	3
Debtors	297	—	297
Cash	1,697	—	1,697
Total assets	26,644	19,482	46,126
Liabilities
Creditors	(589)	—	(589)
Total liabilities	(589)	—	(589)
Net assets	26,055	19,482	45,537
Satisfied by initial consideration			34,739
Direct acquisition costs			280
Satisfied by contingent consideration			10,518
Total consideration			45,537

Bramhall:	Book value	Fair value adjustments	Fair value
	£000	£000	£000

Fixed assets
Tangible	22,862	8,914	31,776
Current assets
Stock	5	—	5
Debtors	106	—	106
Cash	766	—	766
Total assets	23,739	8,914	32,653
Liabilities
Creditors	(565)	—	(565)
Total liabilities	(565)	—	(565)
Net assets	23,174	8,914	32,088
Satisfied by initial consideration			31,552
Direct acquisition costs			225
Satisfied by contingent consideration			311
Total consideration			32,088

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

15.           Pension scheme

Defined contribution pension scheme

Eligible employees of the Group subsidiary undertakings can participate in a Group defined contribution pension scheme. The pension charge for the year represents contributions payable by the Group to the scheme and amounted to £359,000 (2010 — £282,000) (2009 — £215,000).

At the year end, contributions amounting to £40,000 (2010 — £34,000) were payable to the scheme and are included in accruals and deferred income (note 10).

16.           Other financial commitments

The Group had annual commitments under non-cancellable operating leases as set out below:

	Land and	2011	Land and	2010
	buildings	Other	buildings	Other
	£000	£000	£000	£000
Operating leases which expire:
In two to five years	—	103	—	95
Over five years	57	—	59	—
	57	103	59	95

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

17.           Related party transactions

General Partner

The general partner is responsible for managing the Partnership.

Subsidiary undertakings

The Group financial statements include the financial statements of the Partnership and the following subsidiaries:

Entity name	Country of incorporation	% Ordinary equity interest
Holding companies:
Dawn Opco Limited	England and Wales	100
Dawn Opco II Limited*	England and Wales	100
Dawn Holdco Limited	Jersey	100
Dawn Holdco II Limited	Jersey	100
Property companies:
Sunrise of Fleet Limited	Jersey	100
Sunrise of Westbourne Limited	Jersey	100
Sunrise of Esher Limited	Jersey	100
Sunrise of Edgbaston Limited	Jersey	100
Sunrise of Guildford Limited	Jersey	100
Sunrise of Bassett Limited	Jersey	100
Sunrise of Mobberley Limited	Jersey	100
Sunrise of Solihull Limited	Jersey	100
Sunrise of Cardiff Limited	Jersey	100
Sunrise of Chorleywood Limited	Jersey	100
Sunrise of Tettenhall Limited	Jersey	100
Sunrise of Southbourne Limited**	Jersey	100
Sunrise of Eastbourne Limited**	Jersey	.100
Sunrise of Weybridge Limited**	Jersey	100
Sunrise of Bramhall II Limited**	Jersey	100
Sunrise of Beaconsfield Limited*	Jersey	100
Sunrise of Sonning Limited*	Jersey	100
Operating companies:
Sunrise Operations Fleet Limited	England and Wales	100
Sunrise Operations Westbourne Limited	England and Wales	100
Sunrise Operations Esher Limited	England and Wales	100
Sunrise Operations Edgbaston Limited	England and Wales	100
Sunrise Operations Guildford Limited	England and Wales	100
Sunrise Operations Bassett Limited	England and Wales	100
Sunrise Operations Mobberley Limited	England and Wales	100
Sunrise Operations Solihull Limited	England and Wales	100
Sunrise Operations Cardiff Limited	England and Wales	100
Sunrise Operations Chorleywood Limited	England and Wales	100
Sunrise Operations Tettenhall Limited	England and Wales	100

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

17.           Related party transactions (continued)

Entity name	Country of incorporation	% Ordinary equity interest
Sunrise Operations Southbourne Limited**	England and Wales	100
Sunrise Operations Eastbourne Limited**	England and Wales	100
Sunrise Operations Weybridge Limited**	England and Wales	100
Sunrise Operations Bramhall II Limited**	England and Wales	100
Sunrise Operations Beaconsfield Limited*	England and Wales	100
Sunrise Operations Sonning Limited*	England and Wales	100
Care companies:
Sunrise Home Help Fleet Limited	England and Wales	100
Sunrise Home Help Westbourne Limited	England and Wales	100
Sunrise Home Help Esher Limited	England and Wales	100
Sunrise Home Help Edgbaston Limited	England and Wales	100
Sunrise Home Help Guildford Limited	England and Wales	100
Sunrise Home Help Bassett Limited	England and Wales	100
Sunrise Home Help Mobberley Limited	England and Wales	100
Sunrise Home Help Solihull Limited	England and Wales	100
Sunrise Home Help Cardiff Limited	England and Wales	100
Sunrise Home Help Chorleywood Limited	England and Wales	100
Sunrise Home Help Tettenhall Limited	England and Wales	100
Sunrise Home Help Southbourne Limited**	England and Wales	100
Sunrise Home Help Eastbourne Limited**	England and Wales	100
Sunrise Home Help Weybridge Limited**	England and Wales	100
Sunrise Home Help Bramhall II Limited**	England and Wales	100
Sunrise Home Help Beaconsfield Limited*	England and Wales	100
Sunrise Home Help Sonning Limited*	England and Wales	100

(* entities acquired on 1 February 2010).

(** entities acquired during the year ended 31 December 2009) — (See note 14).

With the exception of Sunrise Home Help Bramhall II Limited is the intention of the Partnership to liquidate the above care companies which are surplus to requirements. Liquidators have been appointed and the process is due to be completed in due course.

The Group has entered into long term management contracts with Sunrise Senior Living Limited (“Sunrise”) to operate the communities, provide care for the residents and provide management and operational services. The Group pays Sunrise a management fee for the performance of these services.

Sunrise is ultimately wholly owned by Sunrise Senior Living Inc., a company incorporated in the United States of America, which also owns Sunrise Senior Living International Limited Partnership, a partner of Dawn Limited Partnership.

Under the agreements, Sunrise received total management fees of £5,650,152 for the current year (2010 — £5,133,000) (2009 — £3,753,898).

Amounts due to Sunrise at the year end represent outstanding management fees and a sum in settlement of purchase invoices paid on behalf of the Partnership’s subsidiaries.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

17.           Related party transactions (continued)

The amounts outstanding as at the year end are noted below:

	Amounts owed to/(by) related parties
	2011	2010
	£000	£000
Sunrise Senior Living Limited	899	925
Dawn General Partner Limited	(12)	—
	887	925

The Group has taken advantage of the exemption afforded by FRS 8 not to disclose transactions or balances that have been eliminated within the wholly owned Group on consolidation or those which are immaterial.

18.           Events since the balance sheet date

On 16 October 2012, a Purchase Agreement in which Morgan Stanley Real Estate Fund VI transferred its ownership in the Partnership to Sunrise Senior Living International Limited Partnership became effective. As a result the Partnership is solely owned by Sunrise Senior Living International Limited Partnership with effect from that date. The transfer of ownership in isolation is not expected to have any financial impact on the position or future performance of the Group.

On the same day, the Dawn Holdco Limited group entered into an amendment to the facility agreement with Bank of Scotland plc to extend the loan term from 31 July 2014 to 31 December 2015. As part of the amendment, the loan was restructured with revised interest rates and interest rate swap arrangements (as disclosed in note 11), and the debt covenants were reset to an appropriate level for the current economic environment and the circumstances of the Group. Post 31 December 2012 the Group is expected to benefit from reduced interest rates under the related amended swap arrangements. The refinancing is estimated to reduce the interest rate by approximately 2% per annum which equates to a cash flow saving of approximately £8 million per year. However this is offset by an increase in margin on the loan from 1.15% to 1.5% resulting in an approximate £1.4m cash outflow and a payment in kind interest which accrues at 2.25% on the outstanding loan balance per year and is payable on repayment of the loan principal.

Also on 16 October 2012, the Dawn Holdco II group loan with Aeriance S.A. was repaid in full by Sunrise Senior Living Investments Inc., a related party of the Group. It is expected that the related party creditor will be converted to equity when the merger with Health Care REIT is completed in the first half of 2013. From 16 October 2012 the Group will benefit from the removal of interest obligations on the third party debt, resulting in a cash flow saving of approximately £2 million per year.

In addition, Sunrise Senior Living Inc., the ultimate parent undertaking of Sunrise Senior Living International Limited Partnership, has entered into a definitive merger agreement under which Health Care REIT Inc. will acquire all of the outstanding common stock of Sunrise Senior Living Inc. with the transaction being due to complete in the first half of 2013. The transaction is expected to have a positive financial impact on the future position and performance of the Group based upon the Group’s ability to leverage the experience of Health Care REIT Inc. in the care industry. It is not possible to quantify the impact of the transaction on the company at this time.

19.           Ultimate controlling party

The Partnership is controlled and governed by Dawn General Partner Limited via a Limited Partnership Agreement.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

Prior to 16 October 2012 the Board members of Dawn General Partner Limited were made up of a majority of members appointed by Morgan Stanley Real Estate Fund VI who were regarded as the ultimate controlling party.

Following the sale of the Morgan Stanley Real Estate Fund VI interest discussed in note 18, the shareholder of Dawn General Partner Limited became Sunrise Senior Living International Limited Partnership and the ultimate controlling party of the Partnership became Sunrise Senior Living Inc. who gained the right to appoint all members to the Board of Dawn General Partner Limited.

20.          Difference between United Kingdom and United States generally accepted accounting principles

The Group prepares its financial statements in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”), which differ in certain respects from those generally accepted in the United States (“US GAAP”).

The significant differences as they apply to Group are summarized below:

Loss for the year, total recognized gain and losses and Partners capital

For the year ended 31 December	Notes	2011	2010	2009
		£000	£000	£000
Loss for the year in accordance with UK GAAP		(49,222)	(21,497)	(70,551)

Deferred revenue related to community fees	(i)	35	(175)	(317)
Interest — movement in fair value of financial instruments	(ii)	4,173	(6,390)	999
Reversal of negative goodwill amortization	(iii)	(285)	(285)	—
Other income - release of deferred contingent consideration accrual	(iv)	—	10,518	—
Reversal of positive goodwill impairment	(v)	—	9,258	—
Reversal of net revaluation loss/(reversal of prior year revaluation loss)	(vi)	32,358	(6,942)	50,432
Write off of capitalized acquisition costs	(vii)	—	(571)	(1,036)
Tangible fixed asset impairment and depreciation	(viii)	—	(27,407)	(394)
Loss in accordance with US GAAP		(12,941)	(43,491)	(20,867)

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

20.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

The following table presents comprehensive income under US GAAP

For the year ended 31 December	2011	2010	2009
	£000	£000	£000
Total recognized losses for the financial year as reported under UK GAAP	(51,840)	(6,841)	(64,306)
Net income adjustment to US GAAP	36,281	(21,994)	49,684
Reversal of gain/(loss) on revaluation of fixed assets under UK GAAP	2,618	(14,656)	(6,245)
Comprehensive loss in accordance with US GAAP	(12,941)	(43,491)	(20,867)

There are no significant tax effects of the above adjustments given that under both UK GAAP and US GAAP the Group’s net deferred tax assets are fully reserved.

The following table reconciles Partner’s capital and reserves in accordance with US GAAP

	Notes	2011	2010
		£000	£000
Partners’ capital and reserves under UK GAAP as of December 31,		(4,602)	34,708

Deferred revenue	(i)	(985)	(1,019)
Financial instruments	(ii)	(41,472)	(45,642)
Negative goodwill	(iii)	5,124	5,409
Tangible fixed assets	(iv) to (viii)	45,198	10,219
Partners’ capital and reserves under US GAAP as of December 31,		3,263	3,675

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

20.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

Description of changes in Partners’ capital and reserves under US GAAP.

	MSREF	Sunrise International	Total
	£’000	£’000	£’000
Partners’ capital and reserves under US GAAP as of January 1, 2010	11,218	1,247	12,465

Contributions during the year	31,485	3,216	34,701
Net loss under US GAAP	(39,221)	(4,270)	(43,491)
Partners’ capital and reserves under US GAAP as of December 31, 2010	3,482	193	3,675

Contributions during the year	11,302	1,227	12,529
Net loss under US GAAP	(11,670)	(1,271)	(12,941)
Partners’ capital and reserves under US GAAP as of December 31, 2011	3,114	149	3,263

Explanations of notes:

(i) Deferred revenue related to community fees

Under UK GAAP Community fees are recognised 30 days after the resident moves in, since at this point the fee becomes non-refundable and fees relate to costs of moving the resident in and completing their joining transition.

Under US GAAP resident community fees are deferred and recognized as income over one year. The agreements are cancellable by residents with 30 days notice.

The adjustment reflects the deferred revenue related to community fees recognized over the expected life of the resident’s term.

(ii) Interest — movement in fair value of financial instruments

The Group has entered into interest rate swap arrangements. Under UK GAAP, interest rate swaps are not recorded on the Group balance sheet and only recorded in the profit and loss account when realized.

Under US GAAP, following the guidance in ASC 815-25-35-1, the interest rate swap qualifies as a derivative instrument and hence should be recorded on the balance sheet at fair value. The adjustment reflects the recognition of the derivative instrument under US GAAP and movements in fair value recorded in the income statement.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

20.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

(iii) Reversal of negative goodwill amortization

Under UK GAAP negative goodwill is being amortized over 20 years while under US GAAP negative goodwill for business combinations prior to 1 January 2009 should be allocated to the non-monetary assets on a pro-rata basis.

The US GAAP adjustment reflects the reversal of the recognition of negative goodwill and related amortisation.

(iv) Other income — release of contingent consideration accrual

Under UK GAAP where the amount of the purchase consideration is contingent on one or more future events, the cost of acquisition should include a reasonable estimate of the fair value of amounts expected to be payable in the future. The cost of acquisition or goodwill should be adjusted when revised estimates are made.

Under US GAAP for business combinations after 1 January 2009, changes in the contingent consideration liability which do not relate to qualifying measurement period adjustments should be recognized in earnings.

The adjustment reflects the fair value movement of the contingent consideration outside the measurement period that is recorded in earnings under US GAAP.

(v) Reversal of goodwill impairment

Goodwill did not arise in the US GAAP accounting for the business combination of Cardiff and Chorleywood for which goodwill had been recorded under UK GAAP. This was due to the different treatment of contingent consideration, which had been applied to the tangible fixed assets under US GAAP rather than to goodwill.

Consequently the UK GAAP goodwill impairment charge is reversed under US GAAP.

(vi) Revaluation of tangible fixed assets

Under UK GAAP, tangible fixed assets have been initially recorded at cost and subsequently revalued each year. The surplus or deficit on revaluation is transferred to the revaluation reserve unless a deficit below original cost or its reversal is expected to be permanent, in which case it is recognized in the profit and loss account.

Under US GAAP following the guidance in ASC 360 -10 tangible fixed assets should be stated at historical cost and no revaluation is permitted.

The US GAAP adjustment reflects the reversal of the revaluation and related depreciation under UK GAAP.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

20.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

(vii) Write off of acquisition costs

Under UK GAAP direct costs incurred in connection with a business combination, such as finder’s fees, advisory, accounting, legal, valuation and other professional fees, are included as part of the cost of acquisition.

Under US GAAP acquisition-related costs are not considered part of the fair value exchange between the buyer and seller for the acquired business and, therefore, are expensed as incurred. The US GAAP adjustment reflects the expense of those costs capitalized under UK GAAP.

(viii) Tangible fixed assets impairment and depreciation

Under UK GAAP, tangible fixed assets have been initially recorded at cost and subsequently revalued each year. The surplus or deficit on revaluation is transferred to the revaluation reserve unless a deficit below original cost or its reversal is expected to be permanent, in which case it is recognised in the profit and loss account.

Under US GAAP an impairment charge should be recorded when the carrying value is in excess of its fair value provided the undiscounted cash flow of the asset group is lower than its carrying amount.

The adjustment reflects the recognition of an impairment charge under US GAAP in respect of two communities where the US GAAP carrying value was in excess of its fair value . In addition, this adjustment reflects the impact of the different carrying values recorded in US GAAP resulting from the differences noted in footnotes (iii) to (vii) above.

Classification differences between UK and US GAAP

In addition to the differences between UK GAAP and US GAAP related to the recognition and measurement of transactions by the Group, there are also a number of differences in the manner in which items are classified in the consolidated profit and loss account and consolidated balance sheet. These classification differences have no impact on net income or Partners’ capital and reserves

Balance sheet presentation

The format of a balance sheet prepared in accordance with UK GAAP differs in certain respects from US GAAP. UK GAAP requires assets to be presented in ascending order of liquidity whereas under US GAAP assets are presented in descending order of liquidity.

In addition under US GAAP when an entity has entered into a financing agreement that clearly permits an entity to refinance the short-term obligation on a long-term basis on terms that are readily determinable before the issuance of the financial statements the debt should be disclosed as non-current provided as well the criteria of ASC 855-10-25 is met. As disclosed in the subsequent event note the Group has refinanced its loan agreements and has obtained better terms and conditions which has allowed the Group to cure its event of default as of December 31, 2011. This under US GAAP is an adjusting subsequent event type II and hence the Group has disclosed the debt as non-current.

The following are summarized balance sheets of the Company using a US GAAP presentation and amounts determined in accordance with US GAAP.

20.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

Summary of Consolidated Balance Sheet in accordance with US GAAP

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

	December 31, 2011	December 31, 2010
	£’000	£’000
Current assets	20,730	16,622
Non-current assets	477,538	488,819
Total Assets	498,268	505,441

Current liabilities	12,989	17,650
Non-current liabilities	482,016	484,116
Total liabilities	495,005	501,766

Total partners’ capital	3,263	3,675
Total liabilities and partners’ capital	498,268	505,441

Cash Flow Statements

The cash flows statements presented under UK GAAP present substantially the same information as those required under US GAAP but differ with regard to the classification of items within the statements and as regards the definition of cash and cash equivalents.

Under US GAAP restricted cash as disclosed in note 13 should not be considered as cash and cash equivalents.

Under UK GAAP, if applicable, cash flows are presented separately for operating activities, dividends from associates, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions, equity dividends and management of liquid resources and financing. US GAAP, however, requires only three categories of cash flow to be reported; operating, investing and financing.

Under US GAAP, cash paid or received for interest and income taxes would be included in operating activities. Under UK GAAP, taxes paid are presented as a separate class of items.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

20.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

Under US GAAP, the following would be reported:

	Year ended December 31, 2011	Year ended December 31, 2010	Year ended December 31, 2009
	£000	£000	£000
Net cash used in operating activities	(2,035)	(5,402)	(729)
Net cash used in investing activities	(7,814)	(61,749)	(121,489)
Net cash provided by financing activities	12,503	70,320	118,061
Increase/(decrease) in cash and cash equivalents	2,654	3,169	(4,157)
Cash and cash equivalents at beginning of year	11,285	8,116	12,273
Cash and cash equivalents at end of year	13,939	11,285	8,116

II. Additional disclosure requirements

Revenue Recognition and Deferred Revenue

Generally, resident community fees approximating 30 to 60 times the daily residence fee are received from residents upon occupancy. Resident community fees are deferred and recognized as income over one year. The agreements are cancellable by residents with 30 days notice. Deferred community fees including deposits held were £1.3 million and £1.35 million at December 31, 2011 and 2010, respectively.

Derivatives

The Group accounts for its derivative instruments in accordance with the ASC Derivative and Hedging Topic, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the Group balance sheet at fair value.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

20.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

The statement requires that changes in the derivative instrument’s fair value be recognized currently in earnings, unless specific hedge accounting criteria are met.  The Group’s derivative instruments consist of an interest rate swap and an interest rate cap that it has entered into to manage its exposure to interest rate risk. The Group’s interest rate instruments do not qualify for hedge accounting treatment in accordance with the ASC Derivative and Hedging Topic and, as a result, changes in the fair value of the derivative instruments are recorded in earnings.

Assets Held and Used

In 2010, the Group recorded a fixed asset impairment charge of £27 million under US GAAP for two operating communities (Cardiff and Tettenhall) as the carrying value of each of the assets was in excess of its fair value. The Group used recent comparable sales, market knowledge and the income approach to determine fair value.

Fair Value Measurements

Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The ASC Fair Value Measurements Topic established a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels. These levels, in order of highest priority to lowest priority, are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs that are used when little or no market data is available.

As of December 31, 2011 and 2010, the carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other liabilities were representative of their fair values because of the short-term maturity of these instruments.

The ASC Fair Value Measurements Topic requires that nonperformance risk be considered in measuring the fair value of assets and liabilities. For derivatives, nonperformance risk refers to the risk that one of the parties to a derivative transaction will be unable to perform under the contractual terms of that derivative, such as the risk that one party will be unable to make cash payments at periodic net settlement dates or upon termination. The Group has considered the counterparty’s credit risk as well as the effect of its own credit standing in determining the fair value of its interest rate swap and cap agreements. The Group minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

20.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

Interest Rate Swap

Per ASC Fair Value Measurements Topic, the Group has applied Level 2 inputs to determine the estimated fair value of the Group’s interest rate swap and cap agreements. The fair value of the Group’s interest rate swap and cap agreements is mainly based on observable interest rate yield curves for similar instruments.

The Group utilizes these interest-rate related derivative instruments (interest rate swap and cap) to manage its interest rate exposure on its debt instruments. The Group does not enter into derivative instruments for any purpose other than to mitigate the impact of changes in interest rates on its cash flows. That is, the Group does not speculate using derivative instruments.

The following table details the fair market value as of December 31, 2011:

Fair Value Measurements at Reporting Date Using
Liabilities	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap	£41.4 million	—	£41.4 million	—

The following table details the impact of the derivative instrument on the Group statement of profit and loss under US GAAP for the twelve months ended December 31:

	Location	2011	2010	2009
		£’000	£’000	£’000
Gain/(loss) recognized in income	Interest expense	£4,173	£(6,390)	£999

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

20.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

Debt

The fair value of the Group’s debt has been estimated based on current rates offered for debt with the same remaining maturities and comparable collateralizing assets. Changes in assumptions or methodologies used to make estimates may have a material effect on the estimated fair value. The Group has applied Level 3 type inputs to determine the estimated fair value of its debt. The following table details by category the principal amount, the average interest rate and the estimated fair market value of the Group’s debt (in thousands):

	Debt
	£000
Total Carrying Value	436,964	(1)
Average Interest Rate	6.24%
Estimated Fair Market Value	362,525

(1)           Includes £337.6 million of debt that has been fixed by a separate interest rate swap instrument.

Disclosure about fair value of financial instruments is based on pertinent information available to the Group at December 31, 2011.

Principal and interest maturities of debt at December 31, 2011 are as follows:

Total
£’000
Default	—
2012	28,430
2013	29,380
2014	420,818
2015	37,887

Marketing Expenses

Marketing expenses are expensed as incurred.

The Group has incurred marketing expenses of £0.94 million, £0.97 million and £0.74 million during the years 2011, 2010 and 2009 respectively.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

20.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

Impact of recently issued accounting standards

The Financial Accounting Standards Board (“FASB”) issued the following Accounting Standards Updates (“ASU”) in 2011.

ASU 2011-10, Property, Plant and Equipment (Topic 360), Derecognition of in Substance Real Estate — a Scope Clarification, requires when a parent ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance of Subtopic 360-20 to determine whether it should derecognize the in substance real estate.  Generally, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness.  That is, even if the reporting entity ceases to have a controlling financial interest, the reporting entity would continue to include the real estate, debt and results of the subsidiary’s operations in its consolidated financial statements until legal title of the real estate is transferred to legally satisfy the debt.  ASU 2011-10 is effective for us January 1, 2013 and is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

ASU 2011-11, Balance Sheet (Topic 210), Disclosure about Offsetting Assets and Liabilities, requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position.  ASU 2011-11 is effective for us January 1, 2013 and is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

The following ASU was issued in 2012.

ASU 2012-04, Technical Corrections and Improvements, was issued in October 2012 and includes conforming and generally nonsubstantive changes to the Codification.  It was effective immediately upon issuance except for amendments subject to transition guidance which are effective for us January 1, 2013.  ASU 2012-04 did not and is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

Dawn Limited Partnership

Notes to the financial statements

at 31 December 2011

20.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

Principal risks and uncertainties

The principal risks facing the Group are outlined below:

Market risk

The wider economic environment has impacted the business due to reduced annuity rates and potential residents deferring their decisions to move in until a later date. However, this is anticipated to result in the need for increased levels of care once they join with associated increases in revenue.

In addition, the economic downturn has impacted different parts of the UK to varying degrees which has a potential impact on the partnership’s ability to achieve increased occupancy in more challenged areas. This risk is mitigated by careful consideration being given to local pricing strategies and wage rate management.

Liquidity risk

The Group has significant operational cash requirements due to the number of locations and suppliers servicing the communities. The Group has developed detailed cash flow forecasts that highlight that the Group will have sufficient cash resources to meet liabilities as they fall due. In addition, the existence of two Intra-group Loan Agreements allow the communities to transfer funds across the Group as and when required

Competition risk

The Group operates in a niche providing the highest quality care for seniors. The Group recognises that alternative providers continue to emerge but is committed to ensuring that its service offering remains ahead of the competition.

Financing risk

The portfolio is highly leveraged and therefore theoretically susceptible to rises in interest rates. This has been mitigated by the Group through the use of interest rate swaps on its loan with The Bank of Scotland throughout the term of the debt facility agreement with the lender to July 2014. The Group have also taken steps to mitigate this risk on its loan with Aeriance Investments SA through use of an interest rate cap throughout the loan term to February 2015.

Income taxes

At December 31, 2011, we have estimated UK trading loss carryforwards of £27.8 million which are carried forward to offset future taxable income in the UK indefinitely, however no deferred tax asset has been recognized because there is no assurance that adequate profits will be generated in the future to be able to utilise the losses and expenditures carried forward.

In 2011, 2010 and 2009, we did not provide income taxes for unremitted earnings of our foreign subsidiaries that are not considered permanently reinvested. The distribution of earnings does not trigger tax consequences in the jurisdiction we operate.

We reflect interest and penalties, if any, on unrecognized tax benefits in the Group profit and loss as income tax expense. The amount of interest recognized in the Group profit and loss for 2011, 2010 and 2009 related to unrecognized tax benefits is nil.